UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 6, 2017

INNERWORKINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-52170 (Commission File Number)	20-5997364 (I.R.S. Employer Identification No.)

600 West Chicago Avenue Suite 850 Chicago, Illinois	60654
(Address of principal executive offices)	(Zip Code)

(312) 642-3700 (Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) Resignation of Jeffrey Pritchett as Chief Financial Officer. On December 6, 2017, Jeffrey Pritchett resigned from his employment as Chief Financial Officer of InnerWorkings, Inc. (the “Company”), effective immediately, due to personal matters inconsistent with Company policy. Mr. Pritchett’s departure was not related to the Company’s business, operations, financial performance, or financial reporting.

(c) Appointment of Charles Hodgkins as Interim Chief Financial Officer. Effective as of December 6, 2017, the Board of Directors of the Company appointed Charles Hodgkins, the Company’s Senior Vice President of Corporate Development and Strategic Initiatives, as Interim Chief Financial Officer of the Company.

In connection with Mr. Hodgkins’ appointment as Interim Chief Financial Officer, the Company has entered into an Amended and Restated Employment Agreement with Mr. Hodgkins (the “Hodgkins Employment Agreement”). Pursuant to the Hodgkins Employment Agreement, Mr. Hodgkins will continue to serve as the Senior Vice President, Corporate Development and Strategic Initiatives, and until the Company appoints a permanent Chief Financial Officer, Mr. Hodgkins will also perform the additional duties of Interim Chief Financial Officer. The term of the Hodgkins Employment Agreement will expire on December 31, 2018, subject to automatic one-year renewals thereafter unless either party gives 90 days’ written notice of non-renewal. Under the Hodgkins Employment Agreement, Mr. Hodgkins will receive a base salary of not less than $234,000 per annum. The Hodgkins Employment Agreement also provides that Mr. Hodgkins will be eligible to receive an annual performance bonus with a target of no less than 40% of his base salary and with the opportunity to earn a maximum bonus of 200% of his base salary. The Company has also agreed to pay Mr. Hodgkins (i) a discretionary bonus of up to $100,000, tied to his performance as Interim Chief Financial Officer and payable in April 2018, and (ii) a $100,000 transaction bonus tied to support and evaluation services for any significant transaction, within 30 days following the closing date thereof (provided that Mr. Hodgkins remains employed by the Company at the time of such a transaction or was terminated under certain circumstances within the three months thereafter). Mr. Hodgkins is eligible to participate in the Company’s stock incentive program and to receive awards thereunder from time to time, as determined by the Compensation Committee of the Company’s Board of Directors.

If Mr. Hodgkin’s employment is terminated by the Company without cause or if he resigns for good reason (in each case, as defined in the Hodgkins Employment Agreement), he would be entitled to receive six months of continued base salary and a prorated annual bonus payment, at target, with respect to the performance year in which the termination occurs. In the event that a termination of employment described in the foregoing sentence occurs within the 90 days prior to or 24 months following the consummation of a change in control of the Company (as defined in the Hodgkins Employment Agreement), Mr. Hodgkins would also be entitled to receive immediate vesting of all outstanding equity-based awards held by him, including immediate vesting at target for any performance-based equity awards that would otherwise vest based on performance.

The foregoing description of the Hodgkins Employment Agreement is a summary only and is qualified in its entirety by reference to the full text of the Hodgkins Employment Agreement, which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Mr. Hodgkins, age 38, has served in various roles at the Company for the past ten (10) years. Prior to assuming the role of Interim Chief Financial Officer, Mr. Hodgkins served as the Company’s Senior Vice President of Corporate Development and Strategic Initiatives since 2014. Prior to that, Mr. Hodgkins served as the Company’s Head of Mergers and Acquisitions from 2010 through 2013, and, from 2007 through 2009, as the Company’s lead external advisor for mergers and acquisitions. Before joining the Company, Mr. Hodgkins worked at an early stage venture capital firm and a boutique investment bank. Mr. Hodgkins holds a bachelor’s degree from Duke University and a Masters in Business Administration from the University of Chicago Booth School of Business.

There is no arrangement or understanding between Mr. Hodgkins and any other person pursuant to which Mr. Hodgkins was appointed as an executive officer of the Company. There are no family relationships between Mr. Hodgkins and any director or executive officer of the Company, and Mr. Hodgkins has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Item 8.01 Other Items

On December 6, 2017, the Company issued a press release announcing Mr. Pritchett’s resignation and Mr. Hodgkins’ appointment, a copy of which is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits:

Exhibit No.	Description
10.1	Amended and Restated Employment Agreement between InnerWorkings, Inc. and Charles Hodgkins, dated December 6, 2017.
99.1	Press Release dated December 6, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INNERWORKINGS, INC.

Dated: December 6, 2017	By:	/s/ Ronald C. Provenzano
	Name:	Ronald C. Provenzano
	Title:	General Counsel and Corporate Secretary